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EXHIBIT 21.1

LIST OF SUBSIDIARIES

NAMES OF SUBSIDIARIES

Cornerstone Sales & Service Corporation, a Delaware Corporation
Cornerstone Propane, L.P., a Delaware limited partnership
Flame, Inc., an Arizona Corporation
Propane Continental, Inc., a Delaware Corporation
Cornerstone Holding Corporation, a Delaware Corporation
Coast Energy Global Services, Inc.
Coast Energy Canada, Inc.

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  EXHIBIT 21.1